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                                                                                                                  EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS

                                                     1999                                Year Ended December 31,
                                              ---------------------           --------------------------------------------------
                                                                              1998           1997(1)         1996(1)       1995
                                              3 Months    12 Months           ----           ----            ----          ----
                                               Ended       Ended
                                              March 31,    March 31,
                                              ---------    ---------

   Earnings:
A.  Net Income                                $ 19,104     $ 52,481         $ 52,544       $ 55,086       $ 56,082      $ 52,722
B.  Federal Income Tax                          11,163       29,232           28,627         26,237         31,068        28,687
                                              --------     --------         --------       --------       --------      --------
C.  Earnings before Income Taxes              $ 30,267     $ 81,713         $ 81,171       $ 81,323       $ 87,150      $ 81,409
                                              ========     ========         ========       ========       ========      ========
D.  Fixed Charges
     Interest on Mortgage Bonds                  3,440       14,106           14,225         14,237         15,112        16,862
     Interest on Other Long-Term Debt            2,377        9,185            8,890          8,860          8,505         9,063
     Other Interest                              1,097        3,848            3,639          2,647          2,626         1,917
     Interest Portion of Rents                     256        1,008            1,004          1,020          1,094         1,522
     Amortization of Premium & Expense
      on Debt                                      236          933              924            906            940         1,069
                                              --------     --------         --------       --------       --------      --------
                                                 7,406       29,080           28,682         27,670         28,277        30,433
                                              --------     --------         --------       --------       --------      --------
E.  Total Earnings                            $ 37,673     $110,793         $109,853       $108,993       $115,427      $111,842
                                              ========     ========         ========       ========       ========      ========
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $    807     $  3,230         $  3,230       $  3,230       $  3,230      $  4,903
G.  Less Allowable Dividend Deduction               32          127              127           127             127           528
                                              --------     --------         --------      --------        --------      --------
H.  Net Subject to Gross-up                        775        3,103            3,103          3,103          3,103         4,375
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.584        1.557            1.545          1.476          1.554         1.544
                                              --------     --------         --------       --------       --------      --------
J.  Pref. Dividend (Pre-tax) (HxI)               1,228        4,831            4,794          4,580          4,822         6,755
K.  Plus Allowable Dividend Deduction               32          127              127            127            127           528
                                              --------     --------         --------       --------       --------      --------
L.  Preferred Dividend Factor                    1,260        4,958            4,921          4,707          4,949         7,283
M.  Fixed Charges (D)                            7,406       29,080           28,682         27,670         28,277        30,433
                                              --------     --------         --------       --------       --------      --------
N.  Total Fixed Charges
     and Preferred Dividends                  $  8,666     $ 34,038         $ 33,603       $ 32,377       $ 33,226      $ 37,716
                                              ========     ========         ========       ========       ========      ========
O.  Ratio of Earnings to Fixed
    Charges (E/D)                                 5.09         3.81             3.83           3.94           4.08          3.68
                                              ========     ========         ========       ========       ========      ========
P.  Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                 4.35         3.25             3.27           3.37           3.47          2.97
                                              ========     ========         ========       ========       ========      ========

    (1)Restated to properly reflect the exclusion of AFUDC from fixed charges.

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